UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2016

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2016, the Board of Directors of SmartHeat Inc. (the “Company”) accepted the resignation of Mr. Oliver Bialowons as President and member of the Board of Directors of the Company. On December 29, 2016, the Board of Directors of the Company appointed Kenneth Scipta as acting President of the Company.

Mr. Bialowon’s resignation is due to his other professional commitments and demands on his time, and not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices. The size of the Board was reduced to four directors effective December 29, 2016.

 Mr. Scipta, age 74, was appointed to our Board of Directors and as Chairman of our Audit Committee on July 10, 2012. Mr. Scipta, a certified public accountant, has over 35 years of relevant accounting experience, and has served on several boards of directors. From 1993 to 1996, Mr. Scipta was the president and a board member of Mid-West Springs Manufacturing Company, a NASDAQ traded company, where he was responsible for day to day operations, planning, administration and financial reporting. Upon Mr. Scipta’s resignation he assumed the duties of president of the special products division, which included catalog sales, die springs and the development of international sales. Previously, from 1979-1993, Mr. Scipta served in various positions such as president, vice president of finance and vice president of sales and marketing for Mid-West’s primary subsidiary. From 1998 to 2006, Mr. Scipta was the chief executive officer and a board member of First National Entertainment Company, a multi-million dollar company traded on NASDAQ.

 Mr. Scipta and the Company have not determined his compensation for his duties as acting President of the Company at this time.

 With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Scipta and any director or executive officer of PMI or Prosper Funding. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Scipta and the Company that would be required to be reported.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	December 29, 2016	By:	/s/ Kenneth Scipta
		Name:	Mr. Kenneth Scipta
		Title:	Acting President